UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 6, 2013
Date of Earliest Event Reported: February 28, 2013

(Exact name of registrant as specified in its charter)

Nevada	333-184443	76-0625217
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19511 Wied Rd. Suite E
Spring, Texas 77388
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (281) 651-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2013, the Board of Directors of Coil Tubing Technology, Inc. (the “Company”) terminated the services of Agility Financial Partners (“Agility”) and John N. Bingham.  Mr. Bingham served as the Acting Chief Financial Officer of the Company from January 7, 2013 through February 28, 2013.

Effective March 4, 2013, the Board of Directors appointed Richard R. Royall as Chief Financial Officer of the Company.  As described in Mr. Royall’s biographical information provided below, Mr. Royall is a partner at Royall & Fleschler, which has previously provided tax advice to the Company.  The decision to terminate the services of Agility and Mr. Bingham and to appoint Mr. Royall was partly made because of Royall & Fleschler’s significant knowledge of the Company’s historical tax and accounting adjustments.

Richard R. Royall, Age 66, has served as a Director of and as Chief Financial Officer of ERF Wireless, Inc. (ERFB:OTCBB) since March 2008. Mr. Royall is a certified public accountant and since 1972, has been engaged in the private practice of accounting with a concentration of expertise in accounting, mergers, acquisitions and SEC registrations and filings including implementation of SOX 404 compliance. Mr. Royall has been a partner in Royall & Fleschler since 1987, a private accounting firm focused on taxation and professional services to emerging companies. Mr. Royall holds a bachelors of business administration with a concentration on accounting from the University of Texas at Austin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COIL TUBING TECHNOLOGY, INC.

Date: March 6, 2013	By: /s/ Jason Swinford
Jason Swinford
Chief Executive Officer